Exhibit 10.5

Confirmatory Employment Letter

July 27, 2012

Peter Flint

c/o Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, CA 94105

Dear Pete,

This letter agreement is entered into between you and Trulia, Inc. (the “Company”). The purpose of this letter agreement is to confirm the current terms and conditions of your employment as of the date hereof.

You will continue to serve as Chief Executive Officer of the Company. Your current monthly salary is $23,750.00 ($285,000.00 per year), less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You will also have an opportunity to receive an additional $110,000.00 in performance bonuses per calendar year. Details of specific performance metrics will be determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (“Board”) in its discretion. In addition, for 2012, you will be eligible to earn a one-time rollover bonus of $55,000.00, less applicable withholding, on terms and conditions set by the Committee. You should note that the Company reserves the right to modify salaries and bonuses from time to time as it deems necessary.

In addition to your salary and bonus, the Company granted you a stock option on February 8, 2011 to purchase 983,412 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2005 Stock Incentive Plan, and a stock option agreement thereunder (the “Option Agreement”). The terms and conditions of the Option, including the vesting schedule, exercise price per share and accelerated vesting provisions, are set forth in the Option Agreement. You also hold Company common stock pursuant to a Founders Restricted Stock Purchase Agreement dated June 7, 2005 (the “RSPA”).

You will continue to be entitled to the standard benefits package of the Company.

You should be aware that your employment with the Company continues to be for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you were required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must have been provided to us within three (3) business days of your date of hire. By your signature to this letter agreement, you represent that you have presented the Company with such documentation.

You reaffirm that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by Company rules and regulations. By your signature to this letter agreement, you acknowledge that you have read and understand the Company rules of conduct which are included in the Company’s handbook. You will be expected to continue to comply with the Confidential Information and Intellectual Property Assignment Agreement that you executed on June 7, 2005 (the “Intellectual Property Agreement”).

To indicate the confirmation of your employment terms, please sign and date this letter in the space provided below and return it to me. This letter, along with the Intellectual Property Agreement, the Option Agreement and the RSPA, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an authorized officer of the Company and by you.

We look forward to continue working with you at Trulia, Inc.!

Very truly yours,

TRULIA, INC.

By:	/s/ Gregory Waldorf
Gregory Waldorf, Chairman of the Compensation Committee

AGREED AND ACCEPTED:

/s/ Peter Flint
Peter Flint

Dated:	August 3, 2012